Exhibit-99J

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports, dated December 29, 2009, pertaining to Dreyfus Strategic Income Fund, Dreyfus Tax Managed Growth Fund, Dreyfus AMT-Free Municipal Reserves, Dreyfus BASIC S&P 500 Index Fund, Dreyfus Bond Market Index Fund, Dreyfus U.S. Treasury Reserves, Dreyfus Disciplined Stock Fund, Dreyfus Money Market Reserves and Dreyfus Small Cap Value Fund, each a series of the Dreyfus/Laurel Funds, Inc. (collectively, the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York
February 25, 2010